Exhibit 10.1

Anteon International Corporation

Restricted Stock Grant Agreement

This GRANT AGREEMENT, effective as of __________ (the “Grant Date”), is entered into by and between Anteon International Corporation, a Delaware corporation (the “Corporation”), and _________________ (the “Director”).

1.          Grant of Restricted Stock. Subject to the provisions of this Agreement and pursuant to the provisions of the Amended and Restated Anteon International Corporation Omnibus Stock Plan (the “Plan”), the Corporation hereby grants to the Director as of the Grant Date the number of restricted shares of Common Stock of the Corporation, par value $0.01 per share (the “Restricted Stock”), set forth on Schedule A, attached hereto and made a part hereof.

2.          Terms Subject to the Plan. The Agreement is subject to, and governed by, the provisions of the Plan, and, unless the context requires otherwise, capitalized terms used herein shall have the same meaning as in the Plan. In the event of a conflict between the provisions of the Plan and this Agreement, the Plan shall control.

3.          Vesting. Subject to Sections 4 and 5, for so long as the Director remains in continuous service with the Corporation as a director, the Restricted Stock shall become vested pursuant to the schedule set forth on Schedule A. Notwithstanding the foregoing, all shares of Restricted Stock shall become fully vested upon (1) the occurrence of a Change in Control, provided the Director is then serving as a director of the Corporation; or (2) the Director’s retirement in accordance with any mandatory retirement age requirement of the Corporation’s board of directors, if applicable. Until shares of Restricted Stock vest, the Director may not sell, assign, transfer, pledge, or otherwise dispose of such shares.

4.          Effect of Termination of Service. If the Director ceases for any reason to be a director of the Corporation, other than as a result of the Director’s death or Disability, the shares of Restricted Stock that were not vested on the date of such cessation of service shall be immediately forfeited. In the event of the Director’s death or Disability while serving as a director of the Corporation, all of the shares of Restricted Stock shall become fully vested. For purposes of this Agreement, “Disability” shall mean the inability of the Director to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The Committee may require such proof of Disability as the Committee, in its sole and absolute discretion, deems appropriate and the Committee's determination as to whether the Director is Disabled shall be final and binding on all parties concerned.

5.          Forfeiture upon Engaging in Detrimental Activities. If, at any time prior to the later of (a) two (2) years after the vesting of any portion of the Restricted Stock or (b) one (1) year after the Director ceases service as a director of the Corporation for any reason, the Director engages in any “detrimental activity” (as defined below in this Section 5), then (1) the Restricted Stock shall be forfeited effective as of the date on which the Director enters into such activity, unless terminated sooner pursuant to the provisions of this Agreement, and (2) the Director shall, within ten (10) days after notice from the Corporation, return the Restricted Stock to the Corporation. If the Director has previously sold

CH1 10927965.3

all or a portion of the Restricted Stock, the Director shall pay an amount equal to the proceeds of such sale to the Corporation. If the Director engages in any detrimental activity before such time that any part of the Restricted Stock becomes vested, this Agreement shall terminate effective as of the date on which the Director enters into such activity, and the Director shall not have any further rights hereunder. For purposes of this Agreement, “detrimental activity” means activity in competition with any activity of the Corporation, or activity that is inimical, contrary or harmful to the interests of the Corporation, including, but not limited to: (i) conduct related to the Director’s service as a director of the Corporation for which either criminal or civil penalties against the Director may be sought, (ii) violation of the Corporation’s policies, or (iii) disclosing or misusing any confidential information or material concerning the Corporation.

6.          Legend. Each certificate issued in respect of shares of Restricted Stock under the Agreement shall be registered in the Director’s name and deposited by the Director, together with a stock power endorsed in blank, with the Corporation and shall bear the following (or a similar) legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in an Agreement entered into between the registered owner and Anteon International Corporation.”

When shares of Restricted Stock become vested, the Corporation shall redeliver to the Director (or the Director’s legal representatives, beneficiaries or heirs) from the shares of Restricted Stock deposited with it the number of shares which have then vested. The Director agrees that any resale of shares of Restricted Stock received upon vesting shall be made in compliance with the registration requirements of the Securities Act of 1933 or an applicable exemption therefrom, including without limitation the exemption provided by Rule 144 promulgated thereunder (or any successor rule).

7.          Rights as Stockholder. During the period that shares of Restricted Stock remain unvested, the Director shall have all of the rights of a stockholder of the Corporation with respect to the Restricted Stock including, but not limited to, the right to receive dividends paid on the shares of Restricted Stock and the right to vote such shares.

8.          Notices. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by mailing the same by registered or certified mail postage prepaid, to the other party or, if the receiving party consents in advance, transmitted and receive via facsimile or via such other electronic transmission mechanism as may be available to the parties. Notice given by mail shall be deemed delivered at the time and on the date the same is postmarked.

Notices to the Corporation should be addressed to:

Anteon International Corporation

3211 Jermantown Road, Suite 700

Fairfax, Virginia 22030

Attention: General Counsel and Secretary

CH1 10927965.3

Notices to the Director should be addressed to the Director at the Director’s address as it appears on the Corporation’s records. The Corporation or the Director may by writing to the other party, designate a different address for notices.

9.          Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Director and the successors and assigns of the Corporation.

10.        Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, other than its conflict of laws principles.

11.        Entire Agreement; Modification. This Agreement and the Plan constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

12.        Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

IN WITNESS WHEREOF, this Agreement has been executed by the Corporation and the Director, effective as of the date on the first page of this Agreement.

ANTEON INTERNATIONAL CORPORATION

By:_______________________________________

Curtis L. Schehr, Senior Vice President and General Counsel

By:_______________________________________

_________________, Director

CH1 10927965.3

Schedule A

Restricted Stock Granted to: ______________

Grant Date: ________________

Number of Shares: ___________

Vesting Schedule:

CH1 10927965.3